Exhibit 10.2

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into effective as of June 12, 2023 (the “Effective Date”), by and between Regulus Therapeutics Inc., a Delaware corporation (the “Company”), and Preston S. Klassen, M.D., MHS (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.
Recitals
Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such services, and Executive wishes to be so employed and to receive such benefits; and
Whereas, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive’s compensation and benefits.
Now, Therefore, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
Agreement
1.    Employment.
1.1    Term. The term of this Agreement shall begin on the Effective Date, and shall continue until terminated in accordance with Section 5 herein.
1.2    Title. The Executive shall serve in the role of President and Head of Research & Development of the Company (“President”)
1.3    Duties. The Executive shall report to the Chief Executive Officer (“CEO”) and shall do and perform all reasonable services, acts or things necessary or advisable to manage and conduct the business of the Company as required by the CEO.
1.4    Location. The Executive shall primarily perform services pursuant to this Agreement at the Company’s offices located in San Diego, California provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.
2.    Loyal and Conscientious Performance.
2.1    Loyalty. During the Executive’s employment by the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.
2.2    Non-Company Business. While employed by the Company, Executive shall not, without the Company’s prior written consent, (i) render to others, services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Executive’s duties under this Agreement, or (ii) directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. Executive shall not invest in any company or business which competes in any manner with the Company; provided that, Executive may, without violating this section, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in competition if (i) such shares are actively traded on an established national securities market in the United States, (ii)

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the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Executive represents less than one percent of the total number of shares of such corporation’s outstanding capital stock, and (iii) Executive is not otherwise associated directly or indirectly with such corporation or with any affiliate of such corporation.
3.    Compensation Of The Executive.
3.1    Base Salary. The Company shall pay the Executive a base salary at the rate of $475,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with Company’s regular payroll schedule. Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.
3.2    Annual Discretionary Bonus. In addition to the Base Salary, the Executive will be eligible to receive a yearly discretionary merit bonus pursuant to the Company’s annual performance bonus plan, with a target amount of such bonus equal to up to 50% of Executive’s Base Salary (the “Annual Bonus”). The target percentage for the Annual Bonus is subject to modification from time to time in the discretion of the Board. Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board. Executive must remain an active employee through the date of payment of such Annual Bonus (if any), and such Annual Bonus is not earned until paid.
3.3    Equity Compensation. Upon Executive’s commencement of employment with Company and subject to the approval of the Board or its Compensation Committee, Executive will be eligible for an initial stock option grant to purchase 350,000 shares of the Company’s common stock (the “Option”) with an exercise price equal to the fair market value on the date of the grant. The Option will consist of 250,000 shares from the 2021 Inducement Plan (the “Inducement Plan”) and 100,000 shares from the 2019 Equity Incentive Plan (the “EIP”. The proposed Inducement Plan option awards are intended to be a material inducement to your entering into employment by with the Company. The shares subject to the Option are expected to vest over a four-year period (25% will vest on the one-year anniversary of the grant, with the balance to vest in equal monthly installments over the following 36 months thereafter, subject to Executive’s Continued Service to the Company) and expire ten (10) years after the grant date. The Option will be subject to the terms and conditions set forth in the Regulus 2019 Equity Incentive Plan or the 2021 Inducement Plan, as the case may be (both referred to collectively herein as the “Plan”), and the terms and conditions set forth in the Option grant notices and Option agreements which Executive will be required to execute. Executive will be provided confirmation of the vesting schedule and the applicable Plan documents once employment begins. Notwithstanding the foregoing or the provisions of any such grant agreements, all outstanding stock options subject to vesting based on Company performance, that are held by the Executive as of immediately before a Change in Control, shall become fully vested and exercisable as of immediately before, and contingent upon the occurrence of, the Change in Control provided that the Executive is employed with the Company as of such date. The Board may grant additional stock, stock options, or other equity awards to Executive in its sole discretion.
3.4    Changes to Compensation. It is anticipated that the Executive will be considered on an annual basis for increases in base compensation, subject to Board approval in its sole discretion. Subject to Section 5.3 below, the Executive’s compensation may be changed from time to time in the Company’s sole discretion.

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3.5    Employment Taxes. All of the Executive’s compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.
3.6    Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees.
3.7    Vacations and Holidays. Executive shall be eligible for paid time off in accordance with Company policies as in effect from time to time. The Company may modify any of its benefit plans or policies, including its vacation and holiday policies, from time to time in its sole discretion.
3.8    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) to be eligible to obtain reimbursement for such expenses Executive must timely submit expense reports in accordance with Company policy in effect from time to time, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
4.    Definitions.
For purposes of this Agreement, the following terms shall have the following meanings:
4.1    Cause. At any time other than during the Change in Control Protection Period, “Cause” for the Company to terminate Executive’s employment hereunder means the occurrence of any of the following events: (i) Executive’s commission of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s material breach of any contract or agreement between the Executive and the Company (including without limitation this Agreement or the Employee Confidential Information and Inventions Agreement) or of any statutory duty owed to the Company or material failure to comply with the Company’s written policies or rules; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) Executive’s persistent unsatisfactory performance of job duties after written notice from the Company and an opportunity to cure (if deemed curable by the Company in its sole discretion); (vi) Executive’s intentional damage to any property of the Company; (vii) Executive’s gross negligence or misconduct or other violation of Company policy that causes harm to the Company, or (viii) Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company. During the Change in Control Protection Period, and notwithstanding the foregoing, “Cause” for the Company to terminate Executive’s employment hereunder shall not include (v) above. For purposes of item (iii) of this Cause definition, the Executive will have the opportunity to remedy this failure only the first time that the Company provides notice that Cause exists pursuant to item (iii).

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Exhibit 10.2
4.2    Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to it in the Plan (but excluding Clause (iv) of such definition).
4.3    Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines can be expected to result in death or expected to last for a continuous period of more than 12 months. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement. The Company shall act upon this Section in compliance with the Family Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.
4.4    Good Reason. At any time other than during the Change in Control Protection Period, “Good Reason” means the occurrence of any of the following events without the Executive’s consent: (a) a material breach of this Agreement by the Company; (b) a material reduction by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, which the parties agree is a reduction of at least 10% of Executive’s Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated executives); (c) a material reduction in the Executive’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or (d) the relocation of Executive’s principal place of employment to a location that increases the Executive’s one-way driving distance by more than thirty-five (35) miles, provided, however, that relocation back to the Company office from remote work will not be considered a relocation of Executive’s principal place of employment with the Company for purposes herein. For purposes of the foregoing Good Reason definition, the Company will have the opportunity to remedy the Good Reason condition only the first time that the Executive provides notice that Good Reason exists. During the Change in Control Protection Period, and notwithstanding the foregoing, “Good Reason” means the occurrence of one of the following without Executive’s express, written consent: (I) a material reduction of Executive’s duties, position or responsibilities (including, without limitation, any material adverse change in reporting hierarchy involving the Executive or the person to whom Executive directly reports),; (II) a material reduction by the Company in Executive’s Base Salary or target annual bonus (as a percentage of Base Salary), which the parties agree is a reduction of at least 10% of Executive’s Base Salary and a reduction of at least 10 basis points in target annual bonus, in each case as in effect immediately prior to such reduction; (III) a material reduction by the Company in the kind or aggregate level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced; or (IV) Executive is required to relocate Executive’s principal place of employment (except for relocations that would not increase Executive’s one way commute by more than thirty-five (35) miles). Notwithstanding the foregoing, any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason (whether during the Change in Control Protection Period or otherwise) if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within 30 days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the

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Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first 15 days after expiration of the Cure Period.
5.    Compensation upon Termination.
5.1    Death Or Complete Disability. If the Executive’s employment with the Company is terminated as a result of Executive’s death or Complete Disability, the Company shall pay to Executive, and/or Executive’s heirs, the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or Executive’s heirs under this Agreement.
5.2    With Cause or Without Good Reason. If the Executive’s employment with the Company is terminated by the Company for Cause or if the Executive terminates employment with the Company without Good Reason, the Company shall pay the Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement.
5.3    Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause, or Executive resigns for Good Reason, and in either case the Executive signs a waiver and release of claims in such other form of release as the Company may require (the “Release”) on or within the time period set forth therein, but in no event later than 45 days after Executive’s termination date, and allows such Release to become effective in accordance with its terms (such latest permitted date on which the Release could become effective, the “Release Deadline”), then Executive will receive the following benefits (the “Severance Benefits”):
5.3.1    Severance Payment. The equivalent of twelve (12) months of the Executive’s Base Salary (the “Severance Payment”), less standard deductions and withholdings, which shall be paid in equal installments in accordance with the Company’s regular payroll schedule commencing after the effective date of the Release. For the avoidance of doubt, the Severance Payment shall relate to the Base Salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the termination, and prior to any reduction in Base Salary that would permit the Executive to voluntarily terminate employment for Good Reason.
5.3.2    Health Benefits Cash Payment. On the effective date of the Release, the Company will pay to the Executive a single, lump-sum cash amount equal to (i) 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance coverage (the “Health Benefits”) for a period of twelve (12) months following the date of the Executive’s termination of employment, based on the projected premium rates for such period for continuation of coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) determined, in all cases, as of the date of the Executive’s termination of employment (1) based on the Company plans in which the Executive participates and the level of the Executive’s Health Benefits coverage as of immediately preceding the date of the Executive’s termination of employment or, if more favorable to the Executive, the level of the Executive’s Health Benefits coverage as in effect at any time during the ninety (90)-day period immediately preceding the date of a Change in Control, and (2) assuming, to the extent applicable, an increase of four percent (4%) in the applicable premium rates at the beginning of each calendar year during such twelve (12)-month period from those in effect as of the end of the previous calendar year. For the avoidance of

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doubt, the cash amount described in this paragraph shall be in lieu of the provision of any welfare benefits following the date of the Executive’s termination of employment and the Executive’s sole right to post-termination welfare benefits shall be those required to be made available under COBRA, the cost of which (if elected) shall be borne solely by the Executive.
5.3.3    Equity Acceleration. Contingent on the effective date of the Release, all of the outstanding stock options, restricted stock or other equity awards that Executive holds with respect to the Company’s common stock that have time-based vesting shall accelerate and vest such that all shares shall be vested and fully exercisable as of the effective date of Executive’s termination of employment. Equity awards that Executive holds with respect to the Company’s common stock that are subject to vesting based on Company performance will not accelerate upon Executive’s termination for any reason. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in Executive’s equity award agreements, following any termination of Executive’s employment that is without Cause or for Good Reason, none of Executive’s equity awards shall terminate with respect to any vested or unvested portion subject to such award before the later of (A) the effective date of the Release, or (B) the Release Deadline.
5.4    Additional Change in Control Related Severance Benefits. In the event that Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason within the one month period immediately preceding or the twelve month period immediately following the effective date of a Change in Control (such thirteen-month period, the “Change in Control Protection Period”), then subject to the Executive’s delivery to the Company of an effective Release as required pursuant to Section 5.3, Executive shall be entitled to all of the severance benefits described under Section 5.3 above, provided that:
5.4.1    Target Annual Bonus. The Executive shall additionally be entitled to a lump sum payment equivalent to the Executive’s target Annual Bonus that was in effect at the time of Executive’s termination (the “Bonus Payment”). The Bonus Payment shall be subject to all standard deductions and withholdings and shall be paid in a single lump sum within five days after the later of (A) the effective date of the Release, or (B) the effective date of the Change in Control (if Executive’s termination occurs prior to the Change in Control), but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurred.
5.5    Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing, of the Parties. Any such termination of employment shall have the consequences specified in such writing.
5.6    No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income the Executive receives for services rendered after the Executive’s termination of employment with the Company.
5.7    Exclusive Remedy. In the event of the Executive’s termination of employment on account of an involuntary termination without Cause or a voluntary termination for Good Reason, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Payments made to or on behalf of the Executive under any other severance plan, policy, contract or arrangement with the Company shall reduce amounts payable under this Agreement on a dollar for dollar basis.

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5.8    Survival of Certain Provisions. Sections 6 through 20 shall survive the termination of this Agreement.

6.    Confidential And Proprietary Information; Nonsolicitation.
    As a condition of employment, Executive shall execute and to abide by the Company’s Employee Confidential Information and Inventions Agreement, a copy of which is attached as Exhibit A.
While employed by the Company and for one year thereafter, the Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, the Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.
7.    Assignment and Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.
8.    Choice of Law.
This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.
9.    Integration.
This Agreement, including Exhibit A, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties except as indicated herein.
10.    Amendment.
Except for those changes expressly reserved to the Company’s discretion in this Agreement, this Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company as directed by the Board.
11.    Waiver.
No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a

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waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.
12.    Severability.
The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.
13.    Interpretation; Construction.
The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and have consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
14.    Representations and Warranties.
The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.
15.    Counterparts; Facsimile.
This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.
16.    Dispute Resolution.
16.1    Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between the Executive and the Company, both the Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (“FAA”), and to the fullest extent permitted by applicable law, the Executive and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) the Executive’s employment with the Company (including but not limited to all statutory claims); or (iii) the termination of the Executive’s employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.
16.2    Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under

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this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
16.3    Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by the Executive or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.   The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
16.4    Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Diego, California, or as otherwise agreed to by the Executive and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/).  Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense.  The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that the Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law.
16.5    Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event the Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.
16.6    Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
17.    Trade Secrets.
It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

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18.    Advertising Waiver.
The Executive agrees to permit the Company and/or its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”), and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution. The Company agrees that, following termination of the Executive’s employment, it will not create any new such literature containing the Executive’s name and/or pictures without the Executive’s prior written consent.
19.    Application of Section 409A.
All benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
Notwithstanding anything to the contrary set forth herein, any severance benefits that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur the additional 20% tax under Section 409A.
It is intended that each installment of the severance benefit payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the severance benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance benefits constitute “deferred compensation” under Section 409A and the Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Executive’s Separation From Service, or (ii) the date of the Executive’s death. .
None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

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The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

20.    Parachute Payments.
If any payment or benefit that the Executive would receive from the Company pursuant to this Agreement or otherwise would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (a “280G Payment”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless the Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Executive and the Company within 15 calendar days after the date on which the Executive's right to a 280G Payment becomes reasonably likely to occur (if requested

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Exhibit 10.2
at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.

If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive will promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, the Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
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In Witness Whereof, the Parties have executed this Agreement as of the date first above written.
Regulus Therapeutics Inc.

By: /s/ Joseph Hagan
Joseph Hagan
President and CEO

/s/ Preston S. Klassen
Preston S. Klassen, M.D., MHS

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Exhibit A
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT
    In consideration of my employment or continued employment by Regulus Therapeutics, Inc., (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.    Recognition of Company’s Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any the Company’s Confidential Information (defined below), except as such disclosure, use or publication may be required by the Company in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will not make any permitted disclosure, use or publication unless such disclosure, use or publication is in strict compliance with the Company’s publication and presentation clearance policy. I will not export, directly or indirectly, any Company products, any direct product thereof, or any related technical data in violation of the United States Department of Commerce’s Export Administration Regulations. The term “Confidential Information” will mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, “Confidential Information” includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; as well as information regarding the skills and compensation of other employees of the Company.

2.    Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (except as required to be disclosed in connection with my work for the Company) Third Party Information unless expressly authorized by an officer of the Company in writing. I will not make any permitted disclosures unless such disclosure is in strict compliance with the Company’s publication and presentation clearance policy.

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3.    Assignment of Inventions.
3.1    Assignment.
(a)    I hereby assign to the Company all my right, title and interest throughout the world in and to any and all Inventions (and all patent rights, copyrights, and all other rights in connection therewith, hereinafter referred to as “Proprietary Rights”) whether or not patentable or registrable under patent, copyright, trademark or similar statutes (together with the goodwill associated therewith), made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company (“Work Inventions”) or within one year after termination of my employment, which relate to any Work Invention or to any work performed by me while I was employed by the Company. Inventions assigned to the Company by this Paragraph 3 are hereinafter referred to as “Company Inventions.” I agree, upon request, to execute, verify and deliver assignments of the Proprietary Rights to the Company or its designee.
(b)    If I am employed by the Company in the State of California, I recognize that this Agreement does not require assignment of any invention on which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:
(i)    Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
(2)    Result from any work performed by the employee for the employer.
(ii)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.
3.2    Government. I also agree to assign all my rights, title and interest in and to any and all Company Inventions to the United States of America, if such is required to be assigned by a contract between the Company and United States of America or any of its agencies.
3.3    Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment as well as those works made by me within one year after termination of my employment which relate to any work made by me while I was employed by the

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Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

4.    Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me if the Company requests such assistance.

I hereby waive and transfer to the Company, any and all claims, of any nature whatsoever, which I now or may hereafter have, for infringement of any Proprietary Rights assigned hereunder to the Company.

5.    Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose all Company Inventions to the Company fully and in writing and will hold such Company Inventions in trust for the sole right and benefit of the Company. In addition, after termination of my employment, I will disclose all patent applications filed by me within a year after termination of employment which relate to any Company Invention or to any work performed by me while I was employed by Company.

6.    Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, except for any Inventions I have already assigned to Ionis prior to executing this Agreement, I have set forth in Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

7.    Additional Activities.

(a)    I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company. Additionally, during the period of my employment by the Company and for one year after the date of termination of my

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employment with the Company I will not induce any employee of the Company to leave the employ of the Company.
(b)    I acknowledge that the Company has developed, through an extensive acquisition process, valuable information regarding actual or perspective partners, licensors, licensees, clients, customers and accounts of the Company (“Trade Secret Information”). I further acknowledge that my use of such Trade Secret Information after the termination of my employment would cause the Company irreparable harm. Therefore I agree that I will not use Trade Secret Information to solicit the business relationship or patronage of any of the actual or prospective partners, licensors, licensees, clients, customers or accounts of the Company.

8.    No Improper Use of Materials. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

9.    No Conflicting Obligation. I represent that my performance (a) of all the terms of this Agreement and (b) as an employee of the Company, does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I will not enter into, any agreement that conflicts with this Agreement.

10.    Return of Company Documents. When I leave the employ of the Company, I will deliver to the company any and all laboratory notebooks, conception notebooks, drawings, notes, memoranda, specifications, devices, formulas, molecules, cells, storage media, including software and documents, including any computer printouts, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company. I further agree that nay property situated on the Company’s premises and owned by the Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement for technical and management personnel.

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11.    Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.    Notices. Any notices required or permitted hereunder will be given to me at the address specified below or at such other address as I will specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address, or by facsimile transmission (receipt verified and with confirmation copy following by another permitted method), telexed, sent by express courier service, or, if sent by certified or registered mail, three days after the date of mailing.

13.    General Provisions.
13.1    Governing Law. This Agreement will be governed by and construed according to the laws of the State of California.
13.2    Entire Agreement. This Agreement is the final, completed and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges wall prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.
13.3    Severability. If any of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.
13.4    Successors and Assigns; Third Party Beneficiary. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. In addition, I agree that Ionis is a third party beneficiary to Sections 2, 10 and 11 of this Agreement. Without limiting the foregoing, Ionis will have the right to enforce such provisions directly against me as they relate to Ionis’ proprietary or confidential information.
13.5    Survival. The provisions of this Agreement will survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

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13.6    Employment. I agree and understand that nothing in this Agreement will confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.
13.7    Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver of the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

This agreement will be effective as of the first day of employment with the Company, namely June 12, 2023.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

    I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:    June 13, 2023                    /s/ Preston S. Klassen
                            Signature
                            Preston S. Klassen, M.D.
                            Name of Employee

ACCEPTED AND AGREED TO:
Regulus Therapeutics Inc.

    By:        /s/ Joseph P. Hagan
            Joseph P. Hagan
            President & CEO

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EXHIBIT A

Regulus Therapeutics, Inc.
4224 Campus Point Ct
Suite 210
San Diego, CA 92121

1.    The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Regulus Therapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company, except for any invention I have already assigned to Ionis Pharmaceuticals, Inc. prior to executing this Agreement:

□    No inventions or improvements.    □    See below

□    Due to confidentiality agreements with prior employer(s), I cannot disclose certain inventions that would otherwise be included on the above-described list.

□    Additional sheets attached.

2.    I proposed to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy is attached hereto):

□    No material                □    See below

□    Additional sheets attached.

Date:

Employee Signature

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